Exhibit 99.1

Anthera Pharmaceuticals Announces Pricing of $15 Million Private Placement Offering

HAYWARD, Calif., October 24, 2017 — Anthera Pharmaceuticals, Inc. (Nasdaq: ANTH) today announced that it has entered into a definitive agreement with certain institutional and accredited investors in connection with the private placement of its equity securities (“ PIPE”).

The PIPE is expected to have two closings. At the initial closing, certain investors have agreed to purchase 2,306,737 shares of common stock at $1.25 per share. Each share of common stock will be issued with a warrant to purchase 3.0 additional shares of Anthera’s common stock at an exercise price of $1.55 per share, the last closing bid price of Anthera’s common stock. The warrants will become exercisable on the six month and one day anniversary of the initial closing date and will have a term of five years and six months. The initial closing is expected to occur on or about October 26, 2017 subject to customary closing conditions.

At the second closing (the “Second Closing”), certain investors have agreed to purchase 7,625,741 shares of common stock at $1.25 per share and 2,067,522 shares of non-voting Class Y Preferred Stock at $1.25 per share, convertible into 2,067,522 shares of common stock upon certain conditions. Each share of common stock or Class Y Preferred Stock will be issued with a warrant that is immediately exercisable to purchase 1.0 additional share of Anthera’s common stock at an exercise price of $1.25 per share.

Aggregate gross proceeds from the two closings are expected to be approximately $15 million.

To comply with Nasdaq Rule 5635(d), Anthera shall solicit approval from holders of a majority of the outstanding shares of Anthera prior to the issuance of the securities at the Second Closing; the Second Closing is contingent upon receiving such stockholder approval.

Anthera intends to use the net proceeds from the offering for clinical research and development purposes for SOLLPURA, including the RESULT, SIMPLICITY and EASY trials as well as enabling manufacturing and general corporate purposes

Piper Jaffray & Co. is acting as sole placement agent for the transaction.

This press release is issued pursuant to Rule 135(c) under the Securities Act of 1933, as amended, and does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

The securities to be sold in the PIPE have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from such registration requirements. Anthera has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock, including the shares of common stock issuable upon exercise of the warrants, sold in the private placement. Anthera has agreed to file the registration statement within 15 days of the initial closing of the PIPE. If any shares are unable to be included on the initial registration statement, Anthera has agreed to file subsequent registration statements until all the shares have been registered, and the registration rights agreement imposes certain customary cash penalties on Anthera for its failure to satisfy specified filing and effectiveness time periods.

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a clinical-stage biopharmaceutical company focused on developing products to treat serious and life-threatening diseases, including exocrine pancreatic insufficiency and IgA nephropathy.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” “project,” or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on Anthera’s expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially, including but not limited to those set forth in Anthera’s public filings with the SEC, including Anthera’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017. Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT:

Investor Relations of Anthera Pharmaceuticals, Inc.

ir@anthera.com

For Media Inquiries:

Frannie Marmorstein, 305-567-0821

frannie.marmorstein@rbbcommunications.com

Source: Anthera Pharmaceuticals, Inc.